Exhibit 99.1
Contact:	Joanne Ferrara, Investor Relations
631-773-5813
joanne.ferrara@falconstor.com

FalconStor Software Provides Preliminary Third Quarter Financial Results

MELVILLE, N.Y., Oct. 16, 2008—FalconStor Software, Inc. (NASDAQ: FALC), the provider of TOTALLY Open™ data protection solutions, today announced preliminary financial results for its third quarter ended September 30, 2008.  Based on preliminary financial data, the Company expects third quarter revenue to be in the range of $19 to $19.5 million and non-GAAP earnings per share to be breakeven.  Non-GAAP results exclude the effects of stock-based compensation expense net of the related income taxes.

Based on year-to-date results and on projections for the fourth quarter of 2008, the Company now anticipates revenue for the full year 2008 will be in the range of $85 to $87 million, compared with its previous projection of a range of $100 to $104 million.  The Company now anticipates that non-GAAP net income will be between $0.12 and $0.14 per diluted share, which excludes stock-based compensation, net of income taxes, compared with its prior projection of a range of $0.31 to $0.36 per diluted share.  In addition to these revised projections, due to the impact of the weak economy on our business, the Company advises investors not to continue to rely on the other aspects of its previously issued financial guidance for 2008.

“The difficult economic conditions at the end of the third quarter  resulted in many companies freezing or lowering their information technology spending,  which caused our revenues for the quarter to fall short of our projections,” said ReiJane Huai, Chairman and Chief Executive Officer of FalconStor.  “We remain confident in the capabilities of our products.  But given the continuing difficult global economic conditions, we are projecting  that revenues for the fourth quarter will also be below our previous expectations.”

The Company will release final results for the third quarter on Oct. 28, 2008 and will host a conference call to discuss its final financial results on Tuesday, Oct. 28, 2008 at 4:30 p.m. EDT. To participate in the conference call, please dial:

Toll Free: 1-866-249-6463
International: 1-303-262-2004

To view the presentation, please copy and paste the following link into your browser and register for this meeting.  Once you have registered for the meeting, you will receive an email message confirming your registration.

https://falconstor.webex.com/falconstor/j.php?ED=114390597&RG=1&UID=0

Meeting: FalconStor Q3 2008 Earnings
Meeting password: q3numbers
Meeting Number: 488 945 255

If you are unable to register via the Internet, please contact Joanne Ferrara, Investor Relations at 631-773-5813 or joanne.ferrara@falconstor.com.

A conference call replay is scheduled to be available beginning Oct. 28 at 6:30 p.m. EDT through 11:59 p.m. EDT on Oct. 31.  To listen to the replay of the call, dial toll free: 1-800-405-2236 or International: 1-303-590-3000, passcode: 11120958#, or visit our website at www.falconstor.com/investors.asp.

Non-GAAP Financial Measures

The non-GAAP financial measures used in this press release are not prepared in accordance with generally accepted accounting principles and may be different from non-GAAP financial measures used by other companies.  The Company’s management refers to these non-GAAP financial measures in making operating decisions because they provide meaningful supplemental information regarding the Company’s operating performance.  In addition, these non-GAAP financial measures facilitate management’s internal comparisons to the Company’s historical operating results and comparisons to competitors’ operating results.  We include these non-GAAP financial measures (which should be viewed as a supplement to, and not a substitute for, their comparable GAAP measures) in this press release because we believe they are useful to investors in allowing for greater transparency into the supplemental information used by management in its financial and operational decision-making.

About FalconStor

FalconStor Software, Inc. (NASDAQ: FALC), #5 in Forbes’ 2008 list of America’s Fastest-Growing Technology Companies, is the market leader in disk-based data protection.  We deliver proven, comprehensive data protection solutions that facilitate the continuous availability of business-critical data with speed, integrity, and simplicity.  Our TOTALLY Open™ technology solutions, built upon the award-winning IPStor® platform, include the industry leading Virtual Tape Library (VTL) with Single Instance Repository (SIR) for deduplication, Continuous Data Protector™ (CDP), Network Storage Server (NSS), and Replication option for disaster recovery and remote office protection.  Our products are available from major OEMs and solution providers including Acer, Brocade, COPAN Systems, EMC, H3C, IBM, MPC, Pillar Data Systems, and Sun and are deployed by thousands of customers worldwide, from small businesses to Fortune 1000 enterprises.

FalconStor is headquartered in Melville, N.Y., with offices throughout Europe and the Asia Pacific region.  FalconStor is an active member of the Storage Networking Industry Association (SNIA).  For more information, visit www.falconstor.com or call 1-866-NOW-FALC (1-866-669-3252).

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This press release includes forward-looking statements that involve risk and uncertainties that could cause actual results to differ materially from the forward-looking statements. These risks and uncertainties include: delays in product development; market acceptance of FalconStor’s products and services; technological change in the storage and networking industries; competition in the network storage software market; the potential failure of FalconStor’s OEM partners to introduce or to market products incorporating FalconStor’s products; intellectual property issues; and other risk factors discussed in FalconStor’s reports on Forms 10-K, 10-Q and other reports filed with the Securities and Exchange Commission.

FalconStor, FalconStor Software, and IPStor are registered trademarks, and Continuous Data Protector and TOTALLY Open are trademarks of FalconStor Software, Inc. in the US and other countries.  All other company and product names contained herein may be trademarks of their respective holders.